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                                                                    EXHIBIT 99.1



Monday September 18, 4:29 pm Eastern Time
Press Release
SOURCE: InsynQ, Inc.

                  InsynQ Unveils Corporate Restructuring Plans

TACOMA, Wash., Sept. 18 /PRNewswire/ -- InsynQ, Inc. (OTC Bulletin Board: ISNQ -
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news), a pioneer within the Internet utility industry, announced today the
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completion of two regional market tests, and a corporate reorganization in preparation for future growth initiatives.

Since February of this year, the company operated remote sales offices in the Sacramento, California and Tacoma, Washington markets, selling InsynQ's hosted and managed network services to small to medium enterprises. The corporate reorganization announced today will consolidate the company's sales activities to its corporate headquarters in Tacoma, along with two California offices. The company's reorganization, involving a workforce reduction of 17 people, allows the company to focus on channel development efforts, and the planned deployment of a national direct sales force in future months. The sales initiative of the last six months provided the company with critical information regarding the sale and deployment of its products and services into regionally dispersed markets.

It was also announced today that James Leigh, the company's Chief Technology Officer, has been promoted to the position of President. As InsynQ's President and CTO, Mr. Leigh brings significant operational knowledge and technical expertise to his new role, and will continue to oversee product design and deployment.

James Zachman has been promoted to Senior Vice President, and will work with the CEO in developing growth strategies and strategic alliances. Michael Estoos, the company's Director of Sales, has been promoted to Vice President of Sales. And Bill Hargin will continue as the company's Executive V.P. of Sales and Marketing.

According to John Gorst, InsynQ's Chairman and CEO, ``I'm excited about transitioning James Leigh into his role as president. And our recent reorganization and streamlining of operations, coupled with the knowledge of how to effectively sell into the SME market, positions the company well for future growth opportunities. We now possess the right mix of technology and sales know-how to help our channel relationships be more effective promoting the InsynQ solution.''

About InsynQ

InsynQ technologies provide customers with critical business applications, delivered via an out-of-the-box, Web-based, Local or Wide Area Network. For more information on InsynQ products and services, access www.InsynQ.com, or call
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253-284-2000.
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Forward Looking Statements

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT: Addam Chandler, Investor Relations of InsynQ, Inc., 888-590-7933, or ir@insynq.com.
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SOURCE: InsynQ, Inc.